Exhibit (d)(11)(b)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC.

AND

TDAM USA, INC.

.

THIS AMENDMENT is made as of May 1, 2020 to the Investment Sub-Advisory Agreement dated as of November 1, 2018, between Transamerica Asset Management, Inc. and TDAM USA, Inc. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated as of November 1, 2018, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

TDAM USA, INC.

By:	/s/ David A. Barnett
Name:	David A. Barnett
Title:	Managing Director

SCHEDULE A

as of May 1, 2020

FUNDS	INVESTMENT SUBADVISORY FEE*
Transamerica International Growth VP (formerly known as Transamerica Greystone International Growth VP)	0.27% of the first $1 billion;** 0.25% over $1 billion up to $2 billion: 0.24% over $2 billion

*	As a percentage of net assets on an annual basis
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with the assets of Transamerica International Growth.